TRANSALTA CORPORATION
CONSOLIDATED STATEMENTS OF (LOSS) EARNINGS AND RETAINED EARNINGS
(in millions of Canadian dollars except per share amounts)
	3 months ended June 30		6 months ended June 30
Unaudited	2009	2008	2009	2008

Revenues	585	708	1,341	1,511
Fuel and purchased power	(239)	(332)	(614)	(702)
	346	376	727	809
Operations, maintenance, and administration	207	178	381	313
Depreciation and amortization (Note 21)	118	100	235	204
Taxes, other than income taxes	7	5	12	10
	332	283	628	527
	14	93	99	282
Foreign exchange gain (loss)	2	-	3	(1)
Net interest expense (Note 9)	(33)	(35)	(66)	(68)
Equity loss	-	-	-	(97)
Other income (Note 11)	1	-	8	5
(Loss) earnings before non-controlling interests and income taxes	(16)	58	44	121
Non-controlling interests	10	7	24	23
(Loss) earnings before income taxes	(26)	51	20	98
Income tax (recovery) expense (Note 7)	(20)	4	(16)	18
Net (loss) earnings	(6)	47	36	80
Retained earnings
Opening balance	673	699	688	763
Common share dividends	(57)	(54)	(114)	(108)
Common shares cancelled under NCIB (Note 13)	-	(52)	-	(95)
Closing balance	610	640	610	640
Weighted average number of common shares outstanding in the period	198	199	198	200

Net (loss) earnings per share, basic and diluted	(0.03)	0.24	0.18	0.40

See accompanying notes

TRANSALTA CORPORATION / Q2 2009   1

TRANSALTA CORPORATION
CONSOLIDATED BALANCE SHEETS
(in millions of Canadian dollars)

Unaudited	June 30, 2009	Dec. 31, 2008
		(Note 2)
Cash and cash equivalents (Note 3)	54	50
Accounts receivable (Notes 3 and 19)	302	505
Collateral paid (Notes 2 and 3)	30	37
Prepaid expenses	13	6
Risk management assets (Notes 3, 4, and 5)	268	200
Future income tax assets	6	3
Income taxes receivable	76	61
Inventory (Note 6)	90	51
	839	913
Restricted cash (Note 3)	3	-
Long-term receivables (Note 10)	8	14
Property, plant, and equipment
Cost	10,237	9,932
Accumulated depreciation	(4,067)	(3,898)
	6,170	6,034
Goodwill (Note 21)	138	142
Intangible assets	182	213
Future income tax assets	196	248
Risk management assets (Notes 3, 4, and 5)	195	221
Other assets (Note 8)	76	30
Total assets	7,807	7,815
Accounts payable and accrued liabilities (Note 3)	392	658
Collateral received (Notes 2 and 3)	131	24
Risk management liabilities (Notes 3, 4, and 5)	70	148
Income taxes payable	4	15
Future income tax liabilities	14	14
Dividends payable	56	52
Current portion of long-term debt - recourse (Notes 3 and 9)	212	211
Current portion of long-term debt - non-recourse (Notes 3 and 9)	33	33
Current portion of asset retirement obligations (Note 10)	47	45
	959	1,200
Long-term debt - recourse (Notes 3 and 9)	2,583	2,332
Long-term debt - non-recourse (Notes 3 and 9)	203	232
Asset retirement obligations (Note 10)	242	252
Deferred credits and other long-term liabilities	132	122
Future income tax liabilities	599	596
Risk management liabilities (Notes 3, 4, and 5)	44	102
Non-controlling interests (Note 12)	488	469
Shareholders' equity
Common shares (Notes 13 and 14)	1,768	1,761
Retained earnings (Note 14)	610	688
Accumulated other comprehensive income (Note 14)	179	61
Total shareholders’ equity	2,557	2,510
Total liabilities and shareholders’ equity	7,807	7,815

Contingencies (Notes 17 and 19)
Commitments (Notes 4 and 18)
Subsequent events (Note 23)

See accompanying notes

2   TRANSALTA CORPORATION / Q2 2009

TRANSALTA CORPORATION
CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME
(in millions of Canadian dollars)

	3 months ended June 30		6 months ended June 30
Unaudited	2009	2008	2009	2008

Net (loss) earnings	(6)	47	36	80
Other comprehensive (loss) income
(Losses) gains on translating net assets of self- sustaining foreign operations	(124)	(5)	(62)	62
Gains (losses) on derivatives designated as hedges of self-sustaining foreign operations, net of tax(1)	74	2	31	(70)
Gains (losses) on derivatives designated as cash flow hedges, net of tax(2)	25	(239)	214	(388)
Reclassification of derivatives designated as cash flow hedges to balance sheet, net of tax(3)	(5)	2	(8)	5
Reclassification of derivatives designated as cash flow hedges to net earnings, net of tax(4)	(33)	12	(57)	23
Other comprehensive (loss) income	(63)	(228)	118	(368)
Comprehensive (loss) income	(69)	(181)	154	(288)

(1) Net of income tax expense of $16 million and $9 million for the three and six months ended June 30, 2009 (2008 - $2 million expense and $8 million recovery), respectively.
(2) Net of income tax expense of $6 million and $98 million for the three and six months ended June 2009 (2008 - $123 million and $203 million recovery), respectively.
(3) Net of income tax recovery of $2 million and $3 million for the three and six months ended June 2009 (2008 - nil and $1 million expense), respectively.
(4) Net of income tax recovery of $17 million and $31 million for the three and six months ended June 30, 2009 (2008 - $7 million and $13 million expense), respectively.

See accompanying notes

TRANSALTA CORPORATION / Q2 2009   3

TRANSALTA CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions of Canadian dollars)
		3 months ended June 30	6 months ended June 30
Unaudited	2009	2008	2009	2008

Operating activities
Net (loss) earnings	(6)	47	36	80
Depreciation and amortization (Note 21)	122	104	243	211
Gain on sale of equipment	-	-	-	(5)
Non-controlling interests	10	7	24	23
Asset retirement obligation accretion (Note 10)	6	6	12	11
Asset retirement costs settled (Note 10)	(8)	(8)	(16)	(12)
Future income taxes	(23)	5	(4)	(11)
Unrealized losses (gains) from risk management activities	-	14	-	15
Unrealized foreign exchange (gains) losses	(8)	-	(11)	1
Equity loss	-	-	-	97
Other non-cash items	1	(4)	1	(6)
	94	171	285	404
Change in non-cash operating working capital balances	(37)	-	(145)	4
Cash flow from operating activities	57	171	140	408
Investing activities
Additions to property, plant, and equipment	(281)	(239)	(412)	(389)
Proceeds on sale of property, plant, and equipment	-	5	1	21
Proceeds on sale of minority interest in Kent Hills (Note 11)	29	-	29	-
Restricted cash	(1)	242	(2)	245
Realized (losses) gains on financial instruments	(8)	4	(14)	23
Loan to equity investment	-	(245)	-	(245)
Net (decrease) increase in collateral received from counterparties	(72)	-	120	-
Net (increase) decrease in collateral paid to counterparties	(2)	-	7	-
Settlement of adjustments on sale of Mexican investment	-	-	(7)	-
Other	(20)	12	(14)	11
Cash flow used in investing activities	(355)	(221)	(292)	(334)
Financing activities
Net increase (decrease) in credit facilities	194	(137)	118	(201)
Repayment of long-term debt	(16)	(126)	(18)	(130)
Issuance of long-term debt	200	502	200	502
Dividends paid on common shares	(57)	(54)	(111)	(105)
Funds paid to repurchase common shares under NCIB (Note 14)	-	(119)	-	(126)
Realized gains on financial instruments	-	1	-	13
Distributions paid to subsidiaries' non-controlling interests	(17)	(27)	(33)	(44)
Other	-	2	-	13
Cash flow from (used in) financing activities	304	42	156	(78)
Cash flow from (used in) operating, investing, and financing activities	6	(8)	4	(4)
Effect of translation on foreign currency cash	(1)	-	-	3
Increase (decrease) in cash and cash equivalents	5	(8)	4	(1)
Cash and cash equivalents, beginning of period	49	58	50	51
Cash and cash equivalents, end of period	54	50	54	50
Cash taxes paid	9	14	32	60
Cash interest paid	51	48	66	67

See accompanying notes

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

(Tabular amounts in millions of Canadian dollars, except as otherwise noted)

1.

ACCOUNTING POLICIES

These unaudited interim consolidated financial statements do not include all of the disclosures included in TransAlta Corporation’s (“TransAlta” or “the Corporation”) annual consolidated financial statements.  Accordingly, these unaudited interim consolidated financial statements should be read in conjunction with the Corporation’s most recent annual consolidated financial statements.

These unaudited interim consolidated financial statements reflect all adjustments which consist of normal recurring adjustments and accruals that are, in the opinion of management, necessary for a fair presentation of the results.

TransAlta’s results are partly seasonal due to the nature of the electricity market and related fuel costs.  Higher maintenance costs are ordinarily incurred in the second and third quarters when electricity prices are expected to be lower as electricity prices generally increase in the winter months in the Canadian market.

These unaudited interim consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles (“GAAP”) using the same accounting policies as those used in the Corporation’s most recent annual consolidated financial statements, except as explained below.

2.

ACCOUNTING CHANGES

Certain comparative figures have been reclassified to conform to the current period's presentation.  These reclassifications did not impact previously reported net earnings or retained earnings.

Classification of Collateral

During 2009, collateral paid to counterparties was reclassified on the Consolidated Balance Sheets from accounts receivable to collateral paid in order to be presented separately.  In 2008, $37 million was also reclassified in order to present comparable figures.

During 2009, collateral received from counterparties was reclassified on the Consolidated Balance Sheets from accounts payable to collateral received in order to be presented separately.  In 2008, $24 million was also reclassified in order to present comparable figures.

Classification of Debt

The Corporation's credit facility extends for more than one year, and as a result the outstanding balance of the Corporation’s credit facility has been reclassified from short-term debt to recourse long-term debt on the Consolidated Balance Sheets.  In 2008, $443 million was reclassified in order to present comparable figures.

4   TRANSALTA CORPORATION / Q2 2009

Current Accounting Changes

Credit Risk

On Jan. 1, 2009, the Corporation adopted the Emerging Issues Committee (“EIC”) Abstract 173, Credit Risk and the Fair Value of Financial Assets and Financial Liabilities.  Under EIC-173, an entity’s own credit risk and the credit risk of the counterparty should be taken into account in determining the fair value of financial assets and liabilities, including derivative instruments.  Disclosure required as a result of adopting this standard can be found in Note 4.

Deferral of Costs and Internally Developed Intangibles

On Jan. 1, 2009, the Corporation adopted Handbook Section 3064, Goodwill and Intangible Assets, replacing Section 3062, Goodwill and Other Intangible Assets, and Section 3450, Research and Development Costs. Section 3064 further defines that an internally developed intangible asset must demonstrate technical feasibility, an intention for use or sale, the generation of future economic benefits, and adequate access to resources to complete the development of the intangible asset in order to be able to capitalize associated costs.  The implementation of this standard did not have a material impact upon the consolidated financial statements.

Mining Exploration Costs

On Jan. 1, 2009, the Corporation adopted EIC–174, Mining Exploration Costs.  EIC–174 provides guidance on the capitalization of mining exploration costs, particularly when mining reserves have not been proven. The EIC also defines when an impairment test should be performed on previously capitalized costs.  The implementation of this standard did not have a material impact upon the consolidated financial statements.

Future Accounting Changes

Financial Instruments – Recognition and Measurement

On June 17, 2009, the Accounting Standards Board of Canada (“AcSB”) released Embedded Derivatives on Reclassification of Financial Assets, for amendments to Section 3855, Financial Instruments – Recognition and Measurement.  The amendment indicates that contracts with embedded derivatives cannot be reclassified out of the held for trading category if the embedded derivative cannot be fair valued. This standard will be effective for TransAlta on July 1, 2009 and its adoption is not anticipated to have a material impact upon the consolidated financial statements.

Financial Instruments – Disclosures

In June 2009, the AcSB amended Section 3862, Financial Instruments – Disclosures, to converge with Improving Disclosures about Financial Instruments (Amendments to IFRS 7). The amendments expand the disclosures required in respect of recognized fair value measurements and clarify existing principles for disclosures about the liquidity risk associated with financial instruments. This standard will be effective for TransAlta for the annual period ending Dec. 31, 2009. It is not anticipated that the impacts of adopting this standard will be significant, as many of the expanded disclosure requirements are already provided as part of the Corporation’s existing financial instrument disclosures.

TRANSALTA CORPORATION / Q2 2009   5

IFRS (“International Financial Reporting Standards”) Convergence

On May 8, 2009, the AcSB re-confirmed that IFRS will be required for interim and annual financial statements commencing on Jan. 1, 2011, with appropriate comparative IFRS financial information for 2010. While IFRS uses a conceptual framework similar to Canadian GAAP, there are significant differences in accounting policies that will be addressed as part of the convergence project.  TransAlta’s IFRS convergence project continues with progress being made in the design and planning stages.  Cross-functional, issue-specific teams continue to analyze the impacts of adopting IFRS, and develop plans for convergence.

A steering committee, comprised of senior representatives across the corporation, has been established to monitor the progress and critical decisions in the transition to IFRS, and continues to meet regularly.  Quarterly updates are provided to the Audit and Risk Committee. The Corporation is currently assessing the impact of adopting these standards on the consolidated financial statements.

3.

FINANCIAL INSTRUMENTS

A.

Analysis of Financial Assets and Liabilities by Measurement Basis

Financial assets and financial liabilities are measured on an ongoing basis at cost, fair value, or amortized cost.  The disclosures in the “Financial Instruments and Hedges” section of Note 1(N) to the Corporation’s 2008 annual consolidated financial statements describe how the categories of financial instruments are measured and how income and expenses, including fair value gains and losses, are recognized.  The following table classifies the carrying amounts of the financial assets and liabilities by category:

Carrying value of financial instruments as at June 30, 2009
	Derivatives used for hedging	Derivatives classified as held for trading	Loans and receivables	Other financial liabilities	Total
Financial assets
Cash and cash equivalents	-	-	54	-	54
Accounts receivable	-	-	302	-	302
Collateral paid	-	-	30	-	30
Risk management assets
Current	223	45	-	-	268
Long-term	195	-	-	-	195
Restricted cash	-	-	3	-	3
Financial liabilities			.
Accounts payable and accrued liabilities	-	-	-	392	392
Collateral received	-	-	-	131	131
Risk management liabilities
Current	31	39	-	-	70
Long-term	41	3	-	-	44
Long-term debt - recourse(1)	-	-	-	2,795	2,795
Long-term debt - non-recourse(1)	-	-	-	236	236
(1) Includes current portion.

6   TRANSALTA CORPORATION / Q2 2009

Carrying value of financial instruments as at Dec. 31, 2008
	Derivatives used for hedging	Derivatives classified as held for trading	Loans and receivables	Other financial liabilities	Total
Financial assets
Cash and cash equivalents	-	-	50	-	50
Accounts receivable	-	-	505	-	505
Collateral paid	-	-	37	-	37
Risk management assets
Current	121	79	-	-	200
Long-term	220	1	-	-	221
Financial liabilities
Accounts payable and accrued liabilities	-	-	-	658	658
Collateral received	-	-	-	24	24
Risk management liabilities
Current	74	74	-	-	148
Long-term	96	6	-	-	102
Long-term debt - recourse(1)	-	-	-	2,543	2,543
Long-term debt - non-recourse(1)	-	-	-	265	265
(1) Includes current portion.

B.

Fair Value of Financial Instruments

The fair value of a financial instrument is the amount of consideration that would be agreed upon in an arm’s-length transaction between knowledgeable and willing parties who are under no compulsion to act.  Fair values can be determined by reference to prices for that instrument in active markets to which the Corporation has access.  In the absence of an active market, the Corporation determines fair values based on valuation models or by reference to other similar products in active markets.

Fair values determined using valuation models require the use of assumptions.  In determining those assumptions, the Corporation looks primarily to external readily observable market inputs.  In limited circumstances, the Corporation uses input parameters that are not based on observable market data.

I.  Level Determinations and Classifications

The Level I, II and III classifications in the fair value hierarchy utilized by the Corporation are defined as follows:

Level I

Fair values are determined using inputs that are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Corporation has the ability to access.  In determining Level I Energy Trading fair values, the Corporation uses quoted prices for identically traded commodities obtained from active exchanges such as the New York Mercantile Exchange (“NYMEX”).

Level II

Fair values in Level II are determined using inputs other than unadjusted quoted prices that are observable for the asset or liability, either directly or indirectly.

TRANSALTA CORPORATION / Q2 2009   7

Energy Trading fair values falling within the Level II category are determined through the use of quoted prices in active markets adjusted for factors specific to the asset or liability, such as basis and location differentials.  The Corporation includes over-the-counter derivatives with values based upon observable commodity futures curves and derivatives with input validated by broker quotes or other publicly available market data providers in Level II.  Level II fair values also include fair values determined using valuation techniques, such as option pricing models and regression or extrapolation formulas, where the inputs are readily observable, including commodity prices for similar assets or liabilities in active markets, and implied volatilities for options.

In determining Level II fair values of Other Risk Management Assets and Liabilities, the Corporation uses observable inputs other than unadjusted quoted prices that are observable for the asset or liability, such as interest rate yield curves and currency rates.  For certain financial instruments where insufficient trading volume or lack of recent trades exists, the Corporation relies on similar interest or currency rate inputs and other third-party information such as credit spreads.

Level III

Fair values are determined using inputs for the asset or liability that are not readily observable.

In limited circumstances, Energy Trading may enter into commodity transactions involving non-standard features for which market-observable data is not available.  In these cases, Level III fair values are determined using valuation techniques with inputs that are based on historical data such as unit availability, transmission congestion, demand profiles, and/or volatilities and correlations between products derived from historical prices.

The fair value measurement of a financial instrument is included in only one of the three levels, the determination of which is based upon the lowest level input that is significant to the derivation of the fair value.

The fair values of the Corporation’s financial assets and liabilities are outlined below:

	Fair value (1)				Total carrying value
As at June 30, 2009	Level I	Level II	Level III	Total
Financial assets and liabilities measured at fair value
Net risk management assets (2)	1	348	-	349	349

Financial assets and liabilities measured at other than fair value
Long-term debt	-	3,021	-	3,021	3,031

	Fair value (1)				Total carrying value
As at Dec. 31, 2008	Level I	Level II	Level III	Total
Financial assets and liabilities measured at fair value
Net risk management assets (2)	1	170	-	171	171

Financial assets and liabilities measured at other than fair value
Long-term debt	-	2,542	-	2,542	2,808

(1) Excludes financial assets and liabilities where book value approximates fair value due to the liquid nature of the asset or liability (cash and cash equivalents, restricted cash, accounts receivable, accounts payable and accrued liabilities).

(2) Includes Energy Trading and Other Risk Management Assets and Liabilities on a net basis (Note 4).

8   TRANSALTA CORPORATION / Q2 2009

II.  Fair Values Determined Using Valuation Models (Levels II & III)

Fair values determined using valuation models require the use of assumptions.  Where assumptions and inputs are based on readily observable market data, the fair values are categorized as Level II.  The key inputs to valuation models and regression or extrapolation formulas include interest rate yield curves, currency rates, credit spreads, implied volatilities, and commodity prices for similar assets or liabilities in active markets, as applicable.

Where the fair values have been developed using valuation models based on unobservable or internally developed assumptions or inputs (Level III Energy Trading Risk Management fair values), the key inputs include historical data such as plant performance, volatilities and correlations between products derived from historical prices, congestion on transmission paths, or demand profiles for individual non-standard deals and structured products.

The effect of using reasonably possible alternative assumptions as inputs to valuation techniques from which the Level III Energy Trading fair values are determined is estimated to be an increase/decrease in net fair values as at June 30, 2009 of $1 million (June 30, 2008 - nil).  This estimate is based on a +/- one standard deviation move from the mean.

The total change in fair value estimated using a valuation technique with unobservable inputs, for financial assets and liabilities measured and recorded at fair value, that was recognized in pre-tax earnings for the six months ended June 30, 2009 was a nil (June 30, 2008 - $14 million gain).  A reconciliation of the movements in Risk Management fair values by Level, as well as additional Level III gain (loss) information can be found in Note 4.

C.

 Inception Gains and Losses

The majority of the Corporation’s derivatives have quoted market prices on active exchanges or over-the-counter quotes available from brokers.  However, some derivatives are not traded on an active exchange requiring the use of internal valuation techniques or models.

In some instances, a difference may arise between the fair value of a financial instrument at initial recognition (“the transaction price”) and the amount calculated through a valuation model.  This unrealized gain or loss at inception is recognized in net earnings only if the fair value of the instrument is evidenced by a quoted market price in an active market, observable current market transactions that are substantially the same, or based on a valuation technique that uses observable market inputs.  Where these criteria are not met, the difference is deferred on the Balance Sheet in Energy Trading Risk Management Assets or Liabilities, and is recognized in earnings over the term of the related contract.  The difference between the transaction price and the valuation model yet to be recognized in net earnings and a reconciliation of changes during the period is as follows:

As at	June 30, 2009	Dec. 31, 2008
Unamortized gain at beginning of period	2	3
New transactions	-	1
Amortization recorded in earnings	(2)	(2)
Unamortized gain at end of period	-	2

TRANSALTA CORPORATION / Q2 2009   9

D.

Nature and Extent of Risks Arising from Financial Instruments

I.  Market Risk

a.  Commodity Price Risk – Proprietary Trading

Changes in market prices associated with proprietary trading activities affect net earnings in the period that the price changes occur.   Value at Risk (“VaR”) at June 30, 2009 associated with the Corporation’s proprietary trading activities was $4 million (June 30, 2008 - $8 million).

b.  Commodity Price Risk - Generation

VaR at June 30, 2009 associated with the Corporation’s commodity derivative instruments used in generation hedging activities was $52 million (June 30, 2008 - $103 million).

The Corporation’s policy on asset-backed transactions is to seek normal purchase / normal sale (“NPNS”) contract status or hedge accounting treatment.  For positions and economic hedges that do not meet hedge accounting requirements or short-term optimization transactions, such as buybacks entered into to offset existing hedge positions, these transactions are marked to the market value with changes in market prices associated with these transactions affecting net earnings in the period in which the price change occurs.  VaR at June 30, 2009 associated with the Corporation’s commodity derivative instruments used in the generation segment, but which are not designated as hedges, was $1 million (June 30, 2008 - nil).

c.  Interest Rate Risk

The possible effect on pre-tax earnings and Other Comprehensive Income (“OCI”), due to changes in market interest rates affecting the Corporation’s floating rate debt, interest-bearing assets, and held for trading and hedging interest rate derivatives outstanding at the Consolidated Balance Sheet date, is outlined below.  The sensitivity analysis has been prepared using management’s assessment that a 50 basis point increase or decrease is a reasonable potential change in market interest rates over the next quarter and is consistent with a +/- one standard deviation move from the mean.

	6 months ended June 30
	2009		2008
	Net earnings increase (1)	OCI loss (1)	Net earnings increase (1)	OCI loss (1)
50 basis point change	2	(5)	2	-

(1) This calculation assumes a decrease in market interest rates. An increase would have the opposite effect.

d.  Currency Risk

The foreign currency risk sensitivities outlined below are limited to the risks that arise on financial instruments denominated in currencies other than the functional currency.

10   TRANSALTA CORPORATION / Q2 2009

The possible effect on pre-tax earnings and OCI, due to changes in foreign exchange rates associated with financial instruments outstanding at the Consolidated Balance Sheet date, is outlined below.  The sensitivity analysis has been prepared using management’s assessment that a five cent increase or decrease in these currencies relative to the Canadian dollar is a reasonable potential change over the next quarter and is consistent with a +/- one standard deviation move from the mean.

	6 months ended June 30
	2009		2008
Currency	Net earnings decrease (1)	OCI gain (1), (2)	Net earnings decrease (1)	OCI gain (1), (2)
Euro	-	1	-	5
U.S.	(2)	4	(2)	3
AUD	(2)	-	(3)	-
Total	(4)	5	(5)	8
(1) These calculations assume an increase in the value of these currencies relative to the Canadian dollar. A decrease would have the opposite effect.
(2) The foreign exchange impact related to financial instruments used as the hedging instruments in the net investment hedges have been excluded.

II.  Credit Risk

At June 30, 2009, TransAlta did not have any counterparties whose net settlement position accounted for greater than 10 per cent of the total trade receivables outstanding at the end of the period.

The Corporation’s maximum exposure to credit risk at June 30, 2009 and at Dec. 31, 2008, without taking into account collateral held, is represented by the current carrying amounts of accounts receivable and risk management assets as per the Consolidated Balance Sheets.  Letters of credit and cash are the primary types of collateral held as security related to these amounts.  The maximum credit exposure to any one customer for commodity trading operations and hedging, excluding the California market receivables and including the fair value of open trading, net of any collateral held, at June 30, 2009 was $58 million (Dec. 31, 2008 - $105 million).

The Corporation uses external credit ratings, as well as internal ratings in circumstances where external ratings are not available, to establish credit limits for counterparties.  The following table outlines the distribution, by credit rating, of financial assets as at June 30, 2009:

	Investment grade	Non-investment grade	Total
	%	%	%
Accounts receivable	88	12	100
Risk management assets	99	1	100

The Corporation utilizes an allowance for doubtful accounts to record potential credit losses associated with trade receivables.   A reconciliation of the account for the period is presented below:

As at	June 30, 2009	Dec. 31, 2008
Allowance at beginning of period	57	46
Change in foreign exchange rates	(3)	11
Allowance at end of period	54	57

At June 30, 2009, the Corporation did not have any significant past due amounts, except as disclosed in Note 19.

TRANSALTA CORPORATION / Q2 2009   11

III.  Liquidity Risk

A maturity analysis for the Corporation’s financial assets and liabilities is as follows:

	2009	2010	2011	2012	2013	2014 and thereafter	Total
Accounts payable and accrued liabilities	392	-	-	-	-	-	392
Collateral received	131	-	-	-	-	-	131
Debt (1)	223	32	254	955	376	1,191	3,031
Energy Trading risk management assets (2)	(114)	(99)	(64)	(59)	(3)	-	(339)
Other risk management (assets) liabilities (3)	(7)	4	(9)	-	-	2	(10)
Interest on long-term debt	113	153	141	121	107	558	1,193
Total	738	90	322	1,017	480	1,751	4,398
(1) Excludes impact of derivatives.
(2) Energy Trading risk management assets are comprised of net risk management assets and liabilities, where the net result is an asset.
(3) Other risk management assets and liabilities are comprised of net risk management assets and liabilities.

E.

Financial Assets Provided as Collateral

At June 30, 2009, $59 million (Dec. 31, 2008 - $63 million) of financial assets, consisting of bank accounts and accounts receivable,  related to the Corporation’s proportionate share of CE Generation, LLC (“CE Gen”) have been pledged as collateral for certain CE Gen debt.  Should any defaults occur, the debt-holders would have first claim on these assets.

At June 30, 2009, the Corporation provided $30 million (Dec. 31, 2008 - $37 million) in cash as collateral to regulated clearing agents as security for commodity trading activities.  These funds are held in segregated accounts by the clearing agents.

F.

Financial Assets Held as Collateral

At June 30, 2009, the Corporation received $131 million (Dec. 31, 2008 - $24 million) in cash collateral associated with counterparty obligations.  Under the terms of the contract, the Corporation may be obligated to pay interest on the outstanding balance and to return the principal when the counterparty has met its contractual obligations, or when the amount of the obligation declines as a result of changes in market value.  Interest payable to the counterparties on the collateral received is calculated in accordance with each contract.

G.

Gains and Losses on Financial Instruments

The Corporation’s Commercial Operations & Development (“COD”) segment utilizes a variety of derivatives in its proprietary trading activities, including certain commodity hedging activities that do not qualify for hedge accounting, and other contracting activities, and the related assets and liabilities are classified as held for trading.  The net realized and unrealized gains or losses from changes in the fair value of derivatives are reported as revenue in the period the change occurs.  For the three months ended June 30, 2009, the COD segment recognized a net unrealized loss of $3 million (2008 - $6 million net unrealized gain). For the six months ended June 30, 2009, the COD segment recognized a net unrealized loss of $1 million (2008 - $5 million net unrealized gain) (Note 21).

The Corporation’s Generation segment utilizes a variety of derivatives in its operations, including certain commodity hedges that do not qualify for hedge accounting and other contracting activities, with the related assets and liabilities being classified as held for trading.  The net unrealized gains or losses from changes in the fair value of derivatives are reported as revenue in the period the change occurs. For the three months ended June 30, 2009, the Generation segment recognized a net unrealized gain of $4 million (2008 - $19 million net unrealized loss).  For the six months ended June 30, 2009, the Generation segment recognized a net unrealized gain of $1 million (2008 - $19 million net unrealized loss) (Note 21).

12   TRANSALTA CORPORATION / Q2 2009

Net interest expense as reported on the Consolidated Statements of (Loss) Earnings includes interest income and expense, respectively, on the Corporation’s interest-bearing financial assets, primarily cash and restricted cash, and its interest-bearing financial liabilities, primarily short- and long-term debt.  Interest expense is calculated using the effective interest rate method (Note 9).  Interest rate derivatives that are not designated as hedges are classified as held for trading and are marked-to-market each reporting period with the net gain or loss recorded in net interest expense.

Foreign exchange derivatives that are not designated as hedges are also classified as held for trading, with the net foreign exchange gain or loss on Energy Trading derivatives recorded in revenue, and the net gain or loss on other foreign exchange derivatives recorded in foreign exchange gain or loss on the Consolidated Statements of (Loss) Earnings.

Other derivatives that are not designated as hedges are also classified as held for trading, with the net gain or loss recorded in operations, maintenance, and administration expense.  Other derivatives consist of a total return swap that fixes the settlement cost of certain employee compensation and deferred share unit programs.  The total return swap is cash settled every quarter.

The table below summarizes the net realized and unrealized gains and losses included in net earnings that are associated with derivatives not designated as hedges:

	3 months ended June 30		6 months ended June 30
	2009	2008	2009	2008
(Losses) gains on interest rate derivatives	(1)	(2)	(1)	(2)
Gains (losses) on foreign exchange derivatives	4	(2)	(1)	(3)
Gains (losses) on other derivatives	2	-	(1)	-

4.

RISK MANAGEMENT ASSETS AND LIABILITIES

Aggregate risk management assets and liabilities are as follows:

As at	June 30, 2009			Dec. 31, 2008
Balance Sheet - Totals	Energy Trading	Other	Total	Energy Trading	Other	Total
Risk management assets
Current	255	13	268	176	24	200
Long-term	173	22	195	187	34	221
Risk management liabilities
Current	60	10	70	142	6	148
Long-term	29	15	44	57	45	102
Net risk management assets	339	10	349	164	7	171

TRANSALTA CORPORATION / Q2 2009   13

Energy Trading

The risk management assets and liabilities related to Energy Trading are as follows:

As at	June 30, 2009			Dec. 31, 2008
Balance Sheet - Energy Trading	Hedges	Non-hedges	Total	Total
Risk management assets
Current	215	40	255	176
Long-term	173	-	173	187
Risk management liabilities
Current	25	35	60	142
Long-term	26	3	29	57
Net risk management assets	337	2	339	164

The following table summarizes the key factors impacting the fair value of the Corporation’s Energy Trading net risk management assets and liabilities separately by source of valuation during the six months ended June 30, 2009:

	Hedges			Non-hedges			Total
	Level I	Level II	Level III	Level I	Level II	Level III	Level I	Level II	Level III
Net risk management assets at Dec. 31, 2008	-	163	-	1	-	-	1	163	-
Changes attributable to:
Commodity price changes	-	216	-	-	(4)	-	-	212	-
New contracts entered	-	9	-	-	4	-	-	13	-
Contracts settled	-	(40)	-	-	-	1	-	(40)	1
Change in foreign exchange rates	-	(11)	-	-	-	-	-	(11)	-
Transfers in/out of Level III	-	1	(1)	-	-	-	-	1	(1)
Net risk management assets (liabilities) at June 30, 2009	-	338	(1)	1	-	1	1	338	-
Additional Level III gain (loss) information:
Change in fair value included in OCI			-			-			-
Change in fair value included in earnings before income taxes			(1)			1			-
Change in fair value included in earnings before income taxes relating to those net assets (liabilities) held at June 30, 2009			-			-			-

To the extent applicable, changes in net risk management assets and liabilities for non-hedge positions are reflected within the gross margin of the COD and Generation business segments.

14   TRANSALTA CORPORATION / Q2 2009

The anticipated settlement of the above contracts over each of the next five calendar years and thereafter is as follows:

		2009	2010	2011	2012	2013	2014 and thereafter	Total
Hedges	Level I	-	-	-	-	-	-	-
	Level II	102	109	65	59	3	-	338
	Level III	1	(1)	(1)	-	-	-	(1)
Non-hedges	Level I	1	-	-	-	-	-	1
	Level II	9	(9)	-	-	-	-	-
	Level III	1	-	-	-	-	-	1
Total by level	Level I	1	-	-	-	-	-	1
	Level II	111	100	65	59	3	-	338
	Level III	2	(1)	(1)	-	-	-	-
Total net assets		114	99	64	59	3	-	339

The Corporation’s outstanding Energy Trading derivative financial instruments at June 30, 2009 are summarized below:

	Electricity (MWh)	Natural gas (GJ)	Transmission (MWh)	Coal (tonnes)	Emissions (tonnes)	Oil (gallons)
Units (000s)
Derivative financial instruments designated as hedges
Notional Amounts
Purchases	-	2,649	-	-	-	23,730
Sales	27,480	-	-	-	-	-

Derivative financial instruments held for trading (non-hedges)
Notional Amounts
Purchases	16,454	177,668	553	197	125	-
Sales	16,949	173,679	-	197	125	-

Other Risk Management Assets and Liabilities

The risk management assets and liabilities related to non-Energy Trading are as follows:

As at	June 30, 2009			Dec. 31, 2008
Balance Sheet - Other	Hedges	Non-hedges	Total	Total
Risk management assets
Current	8	5	13	24
Long-term	22	-	22	34
Risk management liabilities
Current	6	4	10	6
Long-term	15	-	15	45
Net risk management assets	9	1	10	7

TRANSALTA CORPORATION / Q2 2009   15

The following table summarizes the key factors impacting the fair value of the Corporation’s other net risk management assets and liabilities during the six months ended June 30, 2009:

	Hedges	Non-hedges	Total
Net risk management assets (liabilities) at Dec. 31, 2008	8	(1)	7
Changes attributable to:
Market price changes	31	2	33
New contracts entered	(13)	-	(13)
Contracts settled	(17)	-	(17)
Net risk management assets at June 30, 2009	9	1	10

Changes in net risk management assets and liabilities for hedge positions are reflected within net earnings when such transactions have settled during the period or when ineffectiveness exists in the hedging relationship.  So as long as these hedges remain effective and qualify for hedge accounting, the change in value of existing and new contracts will be deferred in OCI until settlement of the instrument or reduction in the net investment in the foreign operations.

The anticipated settlement of the above contracts over each of the next five calendar years and thereafter is as follows:

	2009	2010	2011	2012	2013	2014 and thereafter	Total
Hedges	6	(4)	9	-	-	(2)	9
Non-hedges	1	-	-	-	-	-	1
Total net assets (liabilities)	7	(4)	9	-	-	(2)	10

Additional information related to the hedges and non-hedges of other risk management assets are outlined below:

A.  Hedges

I.  Hedges of Foreign Operations

U.S. dollar denominated long-term debt with a face value of U.S.$1,100 million (Dec. 31, 2008 – U.S.$1,100 million), and a U.S. dollar denominated credit facility with a face value of U.S.$238 million (Dec. 31, 2008 – U.S.$238 million) has been designated as a part of the hedge of TransAlta’s net investment in self-sustaining foreign operations.

The Corporation has also hedged a portion of its net investment in self-sustaining foreign operations with cross-currency interest rate swaps and foreign currency forward sales contracts as shown below:

a.  Cross-Currency Interest Rate Swap

Outstanding cross-currency interest rate swap is as follows:

June 30, 2009			Dec. 31, 2008
Notional amount	Fair value liability	Maturity	Notional amount	Fair value asset	Maturity
AUD34	(2)	2010	AUD34	2	2009

16   TRANSALTA CORPORATION / Q2 2009

b.  Foreign Currency Contracts

Outstanding foreign currency forward sales (purchase) contracts are as follows:

June 30, 2009			Dec. 31, 2008
Notional amount	Fair value (liability) asset	Maturity	Notional amount	Fair value liability	Maturity
AUD110	(1)	2009	AUD108	(1)	2009
U.S.(193)	4	2009	U.S.(107)	(1)	2009

II.  Hedges of Future Foreign Currency Obligations

TransAlta’s future foreign currency obligations are primarily related to foreign denominated capital asset purchases.  The Corporation has hedged a portion of these obligations through forward purchase contracts as follows:

June 30, 2009				Dec. 31, 2008
Amount	Amount	Fair value		Amount	Amount	Fair value
sold	purchased	(liability) asset	Maturity	sold	purchased	asset	Maturity
115	U.S.97	(3)	2009	51	U.S.48	8	2009-2010
AUD2	U.S.1	-	2009	-	-	-	-
44	EUR29	3	2009	84	EUR57	13	2009

III.  Interest Rate Risk Management

The Corporation has converted a portion of its fixed interest rate debt, with rates ranging from 6.6 per cent to 6.9 per cent, to floating rate debt through interest rate swaps as shown below:

June 30, 2009			Dec. 31, 2008
Notional amount	Fair value asset	Maturity	Notional amount	Fair value asset	Maturity
100	9	2011	100	12	2011
U.S.100	9	2018	U.S.100	21	2018

Including the interest rate swaps above, 26 per cent of the Corporation’s debt is subject to floating interest rates (Dec. 31, 2008 - 24 per cent).

The Corporation also has an outstanding forward start interest rate swap that converts floating rate debt into fixed rate debt.  The commencement date for this swap is March 5, 2010, with fixed rates ranging from 3.5 per cent to 4.6 per cent, as shown below:

June 30, 2009			Dec. 31, 2008
Notional amount	Fair value liability	Maturity	Notional amount	Fair value liability	Maturity
U.S.300	(10)	2020	U.S.300	(46)	2019

TRANSALTA CORPORATION / Q2 2009   17

B.  Non-Hedges

I.  Cross-Currency Interest Rate Swaps

Cross-currency interest rate swaps are periodically entered into in order to limit the Corporation’s exposure to fluctuations in foreign exchange and interest rates.  These outstanding cross-currency interest rate swaps are as follows:

June 30, 2009			Dec. 31, 2008
Notional amount	Fair value liability	Maturity	Notional amount	Fair value asset	Maturity
AUD32	(1)	2010	AUD41	1	2009

II.  Held for Trading and Total Return Swaps

The Corporation periodically enters into foreign exchange forwards to hedge future foreign denominated revenues and expenses for which hedge accounting is not pursued.  These items are classified as held for trading, and changes in the fair values associated with these transactions are recognized in net earnings.

Outstanding notional amounts and fair values of held for trading financial instruments are as follows:

June 30, 2009			Dec. 31, 2008
Notional amount	Fair value (liability) asset	Maturity	Notional amount	Fair value liability	Maturity
AUD15	(2)	2009	-	-	-
U.S.59	4	2009	U.S.90	(2)	2009

The Corporation also has certain compensation and deferred share units programs, the values of which depend on the common share price of the Corporation.  The Corporation has fixed the settlement cost of these programs by entering into a total return swap for which hedge accounting has not been chosen.  The total return swap is cash settled every quarter based upon the difference between the fixed price and the market price of the Corporation’s common shares at the end of each quarter (Note 3).

C.  Contingent Features in Derivative Instruments

Collateral is posted in the normal course of business based on the Corporation’s senior unsecured credit rating as determined by certain major credit rating agencies. Certain of the Corporation’s derivative instruments contain financial assurance provisions that require collateral to be posted only if a material adverse credit-related event occurs.  If a material adverse event resulted in the Corporation’s senior unsecured debt to fall below investment grade, the counterparties to such derivative instruments could request ongoing full collateralization.

As at June 30, 2009 the Corporation had posted collateral of $32 million in the form of letters of credit, on derivative instruments in a net liability position.  If the credit-risk-contingent features included in certain derivative agreements were triggered, based upon the value of derivatives as at June 30, 2009, the Corporation would be required to post an additional $57 million of collateral to its counterparties.

18   TRANSALTA CORPORATION / Q2 2009

5.

HEDGING ACTIVITIES

Fair Value Hedges

No ineffective portion of fair value hedges was recorded for the three and six months ended June 30, 2009.

The following table summarizes the impact and location of fair value hedges on the Consolidated Statements of (Loss) Earnings for the three and six months ended June 30, 2009:

Derivatives in fair value hedging relationships	Location of gain (loss) on statements of earnings	3 months ended June 30, 2009 Total	6 months ended June 30, 2009 Total
Interest rate contracts	Interest expense	12	15
Long-term debt	Interest expense	(12)	(15)
Net earnings impact		-	-

Cash Flow Hedges

Forward sale and purchase contracts, as well as foreign exchange contracts, are used to hedge the variability in future cash flows. All components of each derivative’s change in fair value have been included in the assessment of cash flow hedge effectiveness.

For the three months ended June 30, 2009, a pre-tax unrealized gain of $31 million (June 30, 2008 - pre-tax unrealized loss of $362 million) was recorded in OCI for the effective portion of the cash flow hedges, and a pre-tax total of $50 million (June 30, 2008 - $19 million) in amounts previously related to OCI was reclassified to net earnings.

For the six months ended June 30, 2009, a pre-tax unrealized gain of $312 million (June 30, 2008 - pre-tax unrealized loss of $591 million) was recorded in OCI for the effective portion of the cash flow hedges, and a pre-tax total of $88 million (June 30, 2008 - $36 million) in amounts previously related to OCI was reclassified to net earnings.

For the three months ended June 30, 2009, a realized loss of $3 million (June 30, 2008 - nil) was recognized in earnings for the ineffective portion.  For the six months ended June 30, 2009, a realized loss of $3 million (June 30, 2008 - nil) was realized in earnings for the ineffective portion.

Over the next 12 months, the Corporation estimates that $126 million (Dec. 31, 2008 - $17 million) of after-tax gains will be recognized in earnings after being reclassified from Accumulated Other Comprehensive Income (“AOCI”).

TRANSALTA CORPORATION / Q2 2009   19

The following tables summarize the impact of cash flow hedges on the Consolidated Statements of Comprehensive (Loss) Income, Consolidated Statements of (Loss) Earnings, and the Consolidated Balance Sheets for the three and six months ended June 30, 2009:

3 months ended June 30, 2009
Effective portion				Ineffective portion
Derivatives in cash flow hedging relationships	Pre-tax gain (loss) recognized in OCI	Location of loss reclassified from OCI	Pre-tax loss reclassified from OCI	Location of loss recognized in income	Pre-tax loss recognized in income
Interest rate	(34)	Interest expense	-	Interest expense	(1)
Foreign exchange	9	Foreign exchange gain (loss)	-	Revenue	(2)
		Property, plant, and equipment	(7)
Commodity	56	Revenue	(50)
OCI impact	31	OCI impact	(57)	Net earnings impact	(3)

6 months ended June 30, 2009
Effective portion				Ineffective portion
Derivatives in cash flow hedging relationships	Pre-tax gain (loss) recognized in OCI	Location of loss reclassified from OCI	Pre-tax loss reclassified from OCI	Location of loss recognized in income	Pre-tax loss recognized in income
Interest rate	(34)	Interest expense	-	Interest expense	(1)
Foreign exchange	10	Foreign exchange gain (loss)	-	Revenue	(2)
		Property, plant, and equipment	(11)
Commodity	336	Revenue	(88)
OCI impact	312	OCI impact	(99)	Net earnings impact	(3)

Net Investment Hedges

For the three months ended June 30, 2009, a net after-tax loss of $50 million (June 30, 2008 - $3 million), relating to the translation of the Corporation’s net investment in foreign operations, net of hedging, was recognized in OCI.  For the six months ended June 30, 2009, a net after-tax loss of $31 million (June 30, 2008 - $8 million), relating to the translation of the Corporation’s net investment in foreign operations, net of hedging, was recognized in OCI.

All net investment hedges currently have no ineffective portion.  The following table summarizes the impact of net investment hedges on the Consolidated Statements of Comprehensive (Loss) Income for the three and six months ended June 30, 2009:

Derivatives in net investment hedging relationships	Pre-tax losses recognized in OCI for the 3 months ended June 30, 2009	Pre-tax losses recognized in OCI for the 6 months ended June 30, 2009
Foreign exchange	(41)	(41)
Cross currency	(3)	(3)
Long-term debt	134	84
OCI impact	90	40

20   TRANSALTA CORPORATION / Q2 2009

Summary

The following table summarizes the fair values of derivative instruments categorized by their hedging relationships, as well as derivatives that are not designated as hedges:

As at	June 30, 2009					Dec. 31, 2008
	Fair Value Hedges	Cash Flow Hedges	Net Investment Hedges	Not Designated as a Hedge	Total	Total
Financial derivative assets	18	396	4	45	463	421
Financial derivative liabilities	-	69	3	42	114	250

6.

INVENTORY

Inventory includes coal, natural gas fuels, and emission credits which are valued at the lower of cost and net realizable value.  The classifications are as follows:

As at	June 30, 2009	Dec. 31, 2008
Coal	85	45
Natural gas	5	5
Purchased emission credits	-	1
Total	90	51

The increase in coal inventory at June 30, 2009 compared to Dec. 31, 2008 is primarily due to lower production at the Centralia Thermal plant.

The change in inventory is outlined below:

Balance, Dec. 31, 2008	51
Net additions	40
Change in foreign exchange rates	(1)
Balance, June 30, 2009	90

No inventory is pledged as security for liabilities.

For the three and six months ended June 30, 2009, no inventory was written down from its carrying value nor were any writedowns recorded in previous periods reversed back into earnings.

TRANSALTA CORPORATION / Q2 2009   21

7.

INCOME TAX EXPENSE

The components of income tax expense are as follows:

	3 months ended June 30		6 months ended June 30
	2009	2008	2009	2008
Current tax expense (recovery)	3	(1)	(12)	29
Future income tax (recovery) expense	(23)	5	(4)	(11)
Income tax expense	(20)	4	(16)	18

8.

OTHER ASSETS

Other assets include deferred license fees, accrued pension benefit assets, deferred project development costs, and costs related to growth and productivity initiatives.  The primary reason for the increase in other assets in 2009 is an $8 million deposit for TransAlta's proportionate share of a provincially required deposit for Keephills 3.  The full amount of the deposit is anticipated to be reimbursed over the next 10 years, as long as certain performance criteria are met.

9.

LONG-TERM DEBT AND NET INTEREST EXPENSE

As at	June 30, 2009			Dec. 31, 2008
	Carrying value	Cost	Interest (1)	Carrying value	Cost	Interest (1)
Credit facilities (2)	577	577	1.0%	443	443	2.8%
Debentures	884	881	6.7%	682	681	6.8%
Senior notes (2009 - U.S.$1,100 million, 2008 - U.S.$1,100 million)	1,271	1,274	6.3%	1,352	1,344	6.3%
Non-recourse (2009 - U.S.$204 million, 2008 - U.S.$219 million)	236	236	7.5%	265	265	7.4%
Other	63	63	6.7%	66	66	6.7%
	3,031	3,031		2,808	2,799
Less: current portion	(245)	(245)		(244)	(244)
Total long-term debt	2,786	2,786		2,564	2,555
(1) Interest is an average rate weighted by principal amounts outstanding before the effect of hedging.
(2) Composed of Bankers' Acceptances and other commercial borrowings under long-term committed credit facilities.

On May 29, 2009, the Corporation issued debentures in the amount of $200 million.  These debentures bear interest at a rate of 6.45 per cent and mature in 2014.

The Corporation has converted $100 million fixed interest rate debt with a rate of 6.9 per cent to floating rates through the use of interest rate swaps. These interest rate swaps mature in June 2011 (Note 4).

The Corporation has converted U.S.$100 million fixed interest rate debt with a rate of 6.65 per cent to floating rates through the use of interest rate swaps. These interest rate swaps mature in May 2018 (Note 4).

22   TRANSALTA CORPORATION / Q2 2009

The components of net interest expense are as follows:

	3 months ended June 30		6 months ended June 30
	2009	2008	2009	2008
Interest on long-term debt	43	42	86	84
Interest income	(1)	(4)	(3)	(9)
Capitalized interest	(9)	(3)	(17)	(7)
Net interest expense	33	35	66	68

The Corporation capitalizes interest during the construction phase of growth capital projects.

10.

ASSET RETIREMENT OBLIGATIONS

The change in the asset retirement obligation balances is summarized below:

Balance, Dec. 31, 2008	297
Liabilities incurred	1
Liabilities settled	(16)
Accretion expense	12
Revisions in estimated cash flows	3
Change in foreign exchange rates	(8)
289
Less current portion	(47)
Balance, June 30, 2009	242

The Corporation has a right to recover a portion of future asset retirement costs.  The estimated present value of these recoveries has been recorded as a long-term receivable.

11.

OTHER INCOME

During the second quarter of 2009, the Corporation sold 17 per cent of its Kent Hills project to Natural Forces Technologies Inc. for proceeds of $29 million, and recorded a pre-tax gain of $1 million. During the first quarter of 2009, the Corporation settled an outstanding commercial issue for a pre-tax gain of $7 million.

During the first quarter of 2008, mining equipment with a net book value of $2 million related to the cessation of mining activities at the Centralia coal mine was sold for proceeds of $7 million.

12.

NON-CONTROLLING INTERESTS

The change in non-controlling interests is provided below:

Balance, Dec. 31, 2008	469
Distributions paid	(33)
Non-controlling interest portion of net earnings	24
Minority interest in Kent Hills (Note 11)	28
As at June 30, 2009	488

TRANSALTA CORPORATION / Q2 2009   23

13.

COMMON SHARES ISSUED AND OUTSTANDING

A.

Issued and outstanding

TransAlta is authorized to issue an unlimited number of voting common shares without nominal or par value.  At June 30, 2009, the Corporation had 197.9 million (Dec. 31, 2008 - 197.6 million) common shares issued and outstanding.  During the three months ended June 30, 2009, no shares (2008 – 0.1 million) were issued.  During the six months ended June 30, 2009, 0.2 million shares (2008 – 0.5 million) were issued.  In 2009 and 2008, the shares issued were pursuant to the Corporation’s Performance Share Ownership Plan and therefore did not result in any cash proceeds.

During the three and six months ended June 30, 2009, no shares (2008 – 2.0 million) and no shares (2008 – 3.9 million), respectively, were acquired or cancelled under the Normal Course Issuer Bid (“NCIB”) program.

B.

Stock options

At June 30, 2009, the Corporation had 1.6 million outstanding employee stock options (Dec. 31, 2008 - 1.7 million).  For the three months ended June 30, 2009, no options were exercised, 0.1 million options with a weighted averaged exercise price of $30.12 per share were cancelled, and no options expired.  For the three months ended June 30, 2008, 0.1 million options with a weighted average exercise price of $20.33 per share were exercised resulting in 0.1 million shares issued, and no options were cancelled.

For the six months ended June 30, 2009, no options were exercised, 0.1 million options with a weighted average exercise price of $29.22 per share were cancelled, and 0.1 million options expired.  For the six months ended June 30, 2008, 0.3 million options with a weighted average exercise price of $20.62 per share were exercised resulting in 0.3 million shares issued, and 0.1 million options were cancelled with a weighted average exercise price of $26.40 per share.

For the three and six months ended June 30, 2009, stock based compensation expense related to stock options recorded in operations, maintenance, and administration expense was $0.1 million and $0.8 million, respectively.

14.

SHAREHOLDERS’ EQUITY

Unaudited	Common shares	Retained earnings	Accumulated Other Comprehensive Income	Total shareholders' equity
Balance, Dec. 31, 2008	1,761	688	61	2,510
Net earnings	-	36	-	36
Common shares issued	7	-	-	7
Dividends declared	-	(114)	-	(114)
Losses on translating net assets of self-sustaining foreign operations, net of hedges and tax	-	-	(31)	(31)
Gains on derivatives designated as cash flow hedges, net of tax	-	-	214	214
Derivatives designated as cash flow hedges in prior periods transferred to the balance sheet and net earnings in the current period	-	-	(65)	(65)
Balance, June 30, 2009	1,768	610	179	2,557

24   TRANSALTA CORPORATION / Q2 2009

The components of AOCI are presented below:

As at	June 30, 2009	Dec. 31, 2008
Cumulative unrealized losses on translating self-sustaining foreign operations, net of hedges and tax	(38)	(7)
Cumulative unrealized gains on cash flow hedges, net of tax	217	68
Accumulated other comprehensive income	179	61

Normal Course Issuer Bid Program

On May 6, 2009, TransAlta announced plans to renew the NCIB program until May 6, 2010.  The Corporation received the approval to purchase, for cancellation, up to 9.9 million of its common shares representing five per cent of the 198 million common shares issued and outstanding as at April 30, 2009.  Any purchases undertaken will be made on the open market through the Toronto Stock Exchange at the market price of such shares at the time of acquisition.

Details of the share purchases under the Corporation’s NCIB program are as follows:

	3 months ended June 30		6 months ended June 30
	2009	2008	2009	2008
Total shares purchased	-	1,977,500	-	3,886,400
Average purchase price per share	-	35.40	-	33.45
Total cost	-	70	-	130
Weighted average book value of shares cancelled	-	18	-	35
Reduction to retained earnings	-	52	-	95

15.

CAPITAL

TransAlta’s capital is comprised of the following components:

As at	June 30, 2009	Dec. 31, 2008	(Decrease)/ increase
Current portion of long-term debt	245	244	1
Less: cash and cash equivalents	(54)	(50)	(4)
	191	194	(3)
Long-term debt
Recourse	2,583	2,332	251
Non-recourse	203	232	(29)
Non-controlling interests	488	469	19
Shareholders’ equity
Common shares	1,768	1,761	7
Retained earnings	610	688	(78)
AOCI	179	61	118
	5,831	5,543	288
Total capital	6,022	5,737	285

TransAlta’s overall capital management strategy has remained unchanged from Dec. 31, 2008.

TRANSALTA CORPORATION / Q2 2009   25

TransAlta monitors key capital ratios similar to those used by key rating agencies. While these ratios are not publicly available from credit agencies, TransAlta’s management has defined these ratios and seeks to manage the Corporation’s capital in line with the following targets:

	June 30, 2009	Dec. 31, 2008	Target
Cash flow to interest (times)	5.9	7.2	Minimum of 4
Cash flow to total debt (%)	24.7	31.1	Minimum of 25
Debt to invested capital (%)	49.4	48.1	Maximum of 55

For the three and six months ended June 30, 2009 and 2008, net cash outflows from operating activities, after dividends and capital asset additions, are summarized below:

	3 months ended June 30			6 months ended June 30
	2009	2008	Decrease	2009	2008	Decrease
Cash flow from operating activities	57	171	(114)	140	408	(268)
Dividends paid	(57)	(54)	(3)	(111)	(105)	(6)
Capital asset expenditures	(281)	(239)	(42)	(412)	(389)	(23)
Net cash outflow	(281)	(122)	(159)	(383)	(86)	(297)

For the three and six months ended June 30, 2009, the decrease in the total net cash flows primarily resulted from lower earnings and less favourable working capital.  TransAlta seeks to maintain sufficient cash balances and committed credit facilities to fund periodic net cash outflows related to its business.

The financial terms and conditions of the Corporation’s debentures and credit facilities remain unchanged from Dec. 31, 2008.

TransAlta’s formal dividend policy has remained unchanged from Dec. 31, 2008.

16.

RELATED PARTY TRANSACTIONS

On Dec.16, 2006, predecessors of TransAlta Generation Partnership (“TAGP”), a firm owned by the Corporation and one of its subsidiaries, entered into an agreement with the partners of the Keephills 3 joint venture project to supply coal for the coal-fired plant.  The joint venture project is held in a partnership with Keephills 3 Limited Partnership (“K3LP”), a wholly owned subsidiary of the Corporation, and Capital Power, who acquired ownership from EPCOR Power Development on July 1, 2009.  TAGP will supply coal until the earlier of the permanent closure of the Keephills 3 facility or the early termination of the agreement by TAGP and the partners of the joint venture.  As at June 30, 2009, TAGP had received $46 million from K3LP for future coal deliveries.  Commercial operation of the Keephills plant is scheduled to commence in the first quarter of 2011.  Payments received prior to that date for future coal deliveries are recorded in deferred revenues and will be amortized into revenue over the life of the coal supply agreement when operations commence.

CE Gen has entered into contracts with related parties to provide administrative and maintenance services.  The values of these contracts are U.S.$3 million for the years ending Dec. 31, 2009 and 2010.

For the period November 2002 to November 2012, one of TransAlta’s subsidiaries, TA Cogen, entered into various transportation swap transactions with TAGP.  TAGP operates and maintains TA Cogen's three combined-cycle power plants in Ontario and a plant in Fort Saskatchewan, Alberta.  TAGP also provides management services to the Sheerness thermal plant, which is operated by Canadian Utilities Limited.  The business purpose of these transportation swaps is to provide TA Cogen with the delivery of fixed price gas without being exposed to escalating costs of pipeline transportation for three of its plants over the period of the swap.  The notional gas volume in the swap transactions is equal to the total delivered fuel for each of the facilities.  Exchange amounts are based on the market value of the contract.  TransAlta entered into an offsetting contract and therefore has no risk other than counterparty risk.

26   TRANSALTA CORPORATION / Q2 2009

17.

CONTINGENCIES

TransAlta is occasionally named as a party in various claims and legal proceedings which arise during the normal course of its business. TransAlta reviews each of these claims, including the nature of the claim, the amount in dispute or claimed and the availability of insurance coverage.  Although there can be no assurance that any particular claim will be resolved in the Corporation’s favour, the Corporation does not believe that the outcome of any claims or potential claims of which it is currently aware, when taken as a whole, will have a material adverse effect on the Corporation.

18.

COMMITMENTS

On April 28, 2009, TransAlta announced plans to design, build, and operate Ardenville, a 69 megawatt (“MW”) wind power project in southern Alberta.  The capital cost of the project is estimated at $135 million.  Included in the purchase was an operational 3 MW wind power project in Southern Alberta. As at June 30, 2009, the total capital spent on this project was $26 million.  Commercial operations of the remainder of the facility are expected to commence in the first quarter of 2011.

On Jan. 29, 2009, TransAlta announced two efficiency uprates at its Keephills plant in Alberta.  Both Keephills units 1 and 2 will be upgraded by 23 MW each, to a total of 450 MW, and are expected to be operational by the end of 2011 and 2012, respectively.  The capital cost of the projects is estimated at $68 million.  As at June 30, 2009, the total capital spent on these projects was $1 million.

19.

PRIOR PERIOD REGULATORY DECISION

There have been no changes or developments with respect to the amount provided by the Corporation with respect to refunds owing by TransAlta for sales made by it in the organized markets of the California Power Exchange and the California Independent System Operator since Dec. 31, 2008.

20.

GUARANTEES – LETTERS OF CREDIT

Letters of credit are issued to counterparties under some contractual arrangements with certain subsidiaries of the Corporation.  If the Corporation or its subsidiary does not pay amounts due under such contracts, the counterparty may present its claim for payment to the financial institution through which the letter of credit was issued.  Any amounts owed by the Corporation or its subsidiaries are reflected in the Consolidated Balance Sheets.  The letters of credit do not contain recourse provisions nor does the Corporation hold any assets as collateral against the guarantees issued.  All letters of credit expire within one year and are expected to be renewed, as needed, through the normal course of business.  The total outstanding letters of credit as at June 30, 2009 totalled $284 million (Dec. 31, 2008 - $430 million) with no (Dec. 31, 2008 - nil) amounts exercised by third parties under these arrangements.  TransAlta has a total of $2.1 billion (Dec. 31, 2008 - $2.2 billion) of committed credit facilities of which $1.3 billion (Dec. 31, 2008 - $1.4 billion) is not drawn, and is available as of June 30, 2009, subject to customary borrowing conditions.

TRANSALTA CORPORATION / Q2 2009   27

21.

SEGMENTED DISCLOSURES

A.     Each business segment assumes responsibility for its operating results measured to operating income.

3 months ended June 30, 2009	Generation	COD	Corporate	Total
Revenues	570	15	-	585
Fuel and purchased power	(239)	-	-	(239)
	331	15	-	346
Operations, maintenance, and administration	172	10	25	207
Depreciation and amortization	113	-	5	118
Taxes, other than income taxes	7	-	-	7
Intersegment cost allocation	8	(8)	-	-
	300	2	30	332
	31	13	(30)	14
Foreign exchange gain				2
Net interest expense (Note 9)				(33)
Other income (Note 11)				1
Loss before non-controlling interests and income taxes				(16)

3 months ended June 30, 2008	Generation	COD	Corporate	Total
Revenues	663	45	-	708
Fuel and purchased power	(332)	-	-	(332)
	331	45	-	376
Operations, maintenance, and administration	139	10	29	178
Depreciation and amortization	96	1	3	100
Taxes, other than income taxes	5	-	-	5
Intersegment cost allocation	8	(8)	-	-
	248	3	32	283
	83	42	(32)	93
Net interest expense (Note 9)				(35)
Earnings before non-controlling interests and income taxes				58

6 months ended June 30, 2009	Generation	COD	Corporate	Total
Revenues	1,311	30	-	1,341
Fuel and purchased power	(614)	-	-	(614)
	697	30	-	727
Operations, maintenance, and administration	318	16	47	381
Depreciation and amortization	224	1	10	235
Taxes, other than income taxes	12	-	-	12
Intersegment cost allocation	16	(16)	-	-
	570	1	57	628
	127	29	(57)	99
Foreign exchange loss				3
Net interest expense (Note 9)				(66)
Other income (Note 11)				8
Earnings before non-controlling interests and income taxes				44

28   TRANSALTA CORPORATION / Q2 2009

6 months ended June 30, 2008	Generation	COD	Corporate	Total
Revenues	1,451	60	-	1,511
Fuel and purchased power	(702)	-	-	(702)
	749	60	-	809
Operations, maintenance, and administration	239	20	54	313
Depreciation and amortization	196	1	7	204
Taxes, other than income taxes	10	-	-	10
Intersegment cost allocation	15	(15)	-	-
	460	6	61	527
	289	54	(61)	282
Foreign exchange gain				(1)
Net interest expense (Note 9)				(68)
Equity loss				(97)
Other income (Note 11)				5
Earnings before non-controlling interests and income taxes				121

B.  Selected Consolidated Balance Sheet information

	Generation	COD	Corporate	Total
As at June 30, 2009
Goodwill	108	30	-	138
Total segment assets	7,195	146	466	7,807

As at Dec. 31, 2008
Goodwill	112	30	-	142
Total segment assets	7,110	206	499	7,815

An increase in foreign exchange rates has resulted in a $4 million change in goodwill in a self-sustaining foreign operation.

C.  Selected Consolidated Cash Flow information

3 months ended June 30, 2009	Generation	COD	Corporate	Total
Capital expenditures	275	1	5	281

3 months ended June 30, 2008
Capital expenditures	235	2	2	239

6 months ended June 30, 2009	Generation	COD	Corporate	Total
Capital expenditures	402	1	9	412

6 months ended June 30, 2008
Capital expenditures	383	3	3	389

TRANSALTA CORPORATION / Q2 2009   29

D.  Depreciation and amortization on Consolidated Statements of Cash Flows

The reconciliation between depreciation and amortization reported on the Consolidated Statements of (Loss) Earnings and Consolidated Statements of Cash Flows is presented below:

	3 months ended June 30		6 months ended June 30
	2009	2008	2009	2008
Depreciation and amortization expense on Consolidated Statements of (Loss) Earnings	118	100	235	204
Depreciation included in fuel and purchased power	10	10	20	15
Accretion expense included in depreciation and amortization expense	(6)	(6)	(12)	(11)
Other	-	-	-	3
Depreciation and amortization on Consolidated Statements of Cash Flows	122	104	243	211

22.

EMPLOYEE FUTURE BENEFITS

Costs recognized in the period are presented below:

3 months ended June 30, 2009	Registered	Supplemental	Other	Total
Current service cost	1	1	-	2
Interest cost	6	1	-	7
Actual return on plan assets	(5)	-	-	(5)
Actuarial loss	-	-	-	-
Amortization of net transition asset	(2)	-	-	(2)
Defined benefit expense	-	2	-	2
Defined contribution option expense of registered pension plan	3	-	-	3
Net expense	3	2	-	5

3 months ended June 30, 2008	Registered	Supplemental	Other	Total
Current service cost	1	1	-	2
Interest cost	5	-	1	6
Actual return on plan assets	(6)	-	-	(6)
Actuarial loss	1	-	-	1
Amortization of net transition asset	(3)	-	-	(3)
Defined benefit (income) expense	(2)	1	1	-
Defined contribution option expense of registered pension plan	4	-	-	4
Net expense	2	1	1	4

6 months ended June 30, 2009	Registered	Supplemental	Other	Total
Current service cost	2	1	-	3
Interest cost	11	2	1	14
Actual return on plan assets	(10)	-	-	(10)
Actuarial gain	1	-	-	1
Amortization of net transition asset	(4)	-	-	(4)
Defined benefit expense	-	3	1	4
Defined contribution option expense of registered pension plan	10	-	-	10
Net expense	10	3	1	14

30   TRANSALTA CORPORATION / Q2 2009

6 months ended June 30, 2008	Registered	Supplemental	Other	Total
Current service cost	2	1	1	4
Interest cost	10	1	1	12
Actual return on plan assets	(12)	-	-	(12)
Actuarial loss	1	-	-	1
Amortization of net transition asset	(5)	-	-	(5)
Defined benefit (income) expense	(4)	2	2	-
Defined contribution option expense of registered pension plan	9	-	-	9
Net expense	5	2	2	9

23.

SUBSEQUENT EVENTS

TransAlta has evaluated subsequent events through to July 29, 2009, which represents the date the financial statements were issued. TransAlta has not evaluated any subsequent events after that date.

Offer to Acquire Canadian Hydro Developers

On July 20, 2009 TransAlta announced that it intended to make an all-cash offer to acquire Canadian Hydro Developers, Inc. ("Canadian Hydro") at a price of $4.55 per share.  The offer presents a premium of approximately 30 percent to the volume weighted average trading price of Canadian Hydro's common shares on the Toronto Stock Exchange for the 10 days preceding the offer.  The proposed transaction has an enterprise value of approximately $1.5 billion.

Canadian Hydro operates 694 MW of wind, hydro, and biomass facilities in Alberta, Ontario, Quebec and British Columbia. It also has 252 MW of advanced-stage development projects in western and eastern Canada. Canadian Hydro’s assets are highly contracted with creditworthy counterparties.  On a combined basis, TransAlta and Canadian Hydro would have net generation capacity of 8,657 MW in operation.  The renewables portfolio would include 1,900 MW in operation, or 22 per cent of the combined portfolio.  In addition, there would be 569 MW under construction, and over 600 MW in advanced-stage development.

The transaction will be initially funded with $1.2 billion of new committed syndicated bridge credit facilities, which, along with existing credit facilities, and internally generated cash, will provide ample funding to take up and pay for all of the outstanding Canadian Hydro shares.  The credit facilities will bear interest and be subject to fees at levels customary for credit facilities of this nature.   The new credit facilities will rank equally with TransAlta’s existing credit facilities and senior debentures.  Voluntary repayments of the new credit facilities (in whole or in part) or permanent cancellation of a portion thereof will be permitted without penalty or premium, at the option of TransAlta.  The new credit facilities are also subject to conditions including representations and warranties, covenants and events of default, and conditions precedent that are customary in nature and scope for credit facilities of this nature.  This initial funding will be replaced with permanent long-term funding in the debt capital markets, underpinned by raising an additional $250 - $300 million of equity.  TransAlta anticipates that the rating agencies will confirm the Corporation’s investment grade credit ratings based upon completing the transaction as outlined.  The transaction is also not expected to impact TransAlta’s dividend policy.

TransAlta commenced the offer on July 22, 2009.  The offer is open for acceptance for a period of 36 days and will expire on Aug. 27, 2009 unless extended or withdrawn.  The offer is subject to certain conditions, including acceptance of the offer by holders of at least 66⅔ per cent of Canadian Hydro's common shares calculated on a fully-diluted basis, and receipt of all necessary regulatory approvals.

TRANSALTA CORPORATION / Q2 2009   31